Exhibit 3.1

CERTIFICATE TO SET FORTH DESIGNATIONS, VOTING POWERS,
PREFERENCES, LIMITATIONS, RESTRICTIONS, AND RELATIVE
RIGHTS OF SERIES A CUMULATIVE CONVERTIBLE
PREFERRED STOCK, $.001 PAR VALUE PER SHARE

It is hereby certified that:

I.           The name of the corporation is IDO Security Inc. (the "Corporation"), a Nevada corporation.

II.           Set forth hereinafter is a statement of the voting powers, preferences, limitations, restrictions, and relative rights of shares of Series A Cumulative Convertible Preferred Stock hereinafter designated as contained in a resolution of the Board of Directors of the Corporation pursuant to a provision of the Certificate of Incorporation of the Corporation permitting the issuance of said Series A Cumulative Convertible Preferred Stock by resolution of the Board of Directors:

Series A Cumulative Convertible Preferred Stock, $.001 par value.

1.           Designation: Number of Shares.  The designation of said series of Preferred Stock shall be Series A Convertible Preferred Stock (the “Series A Preferred Stock”).  The number of shares of Series A Preferred Stock shall be 34,000.  Each share of Series A Preferred Stock shall have a stated value equal to $100 per share (as adjusted for any stock dividends, combinations or splits with respect to such shares) (the “Series A Stated Value” or “Stated Value”), and $.001 par value.

2.           Dividends.   The holders of outstanding shares of Series A Preferred Stock (each a “Holder”) shall be entitled to receive preferential dividends in cash out of any funds of the Corporation, pursuant to Section 3 hereunder.  The dividends on the Series A Preferred Stock at the rates provided in Section 3 shall be cumulative commencing on the issue date of the Series A Preferred Stock, whether or not declared so that, if at any time full cumulative dividends at the rate aforesaid on all shares of the Series A Preferred Stock then outstanding from the date from and after which dividends thereon are cumulative to the end of the annual dividend period next preceding such time shall not have been paid or declared and set apart for payment, or if the full dividend on all such outstanding Series A Preferred Stock for the then current dividend period shall not have been paid or declared and set apart for payment, the amount of the deficiency shall be paid or declared and set apart for payment before any sum shall be set apart for or applied by the Corporation or a subsidiary of the Corporation to the purchase, redemption or other acquisition of the Series A Preferred Stock.

3.           Liquidation and Redemption Rights.

(a)           Upon the occurrence of a “Liquidation Event” (as defined below), the Holders of the Series A Preferred Stock shall be entitled to receive, and before any payment or distribution shall be made on any shares of any Common Stock or other class of stock presently authorized or to be authorized (the Common Stock and such other stock being hereinafter collectively, the “Junior Stock”), out of the assets of the Corporation available for distribution to stockholders, an amount equal to one (1) times the Series A Stated Value per share of Series A Preferred Stock and all accrued and unpaid dividends to and including the date of payment thereof.  Upon the payment in full of all amounts due to Holders of Series A Preferred Stock (on an as converted basis), the Common Stock and any other class of Junior Stock shall collectively receive all remaining assets of the Corporation legally available for distribution.  If the assets of the Corporation available for distribution to the Holders of the Series A Preferred Stock shall be insufficient to permit payment in full of the amounts payable as aforesaid to the Holders of Series A Preferred Stock upon a Liquidation Event, then all such assets of the Corporation shall be distributed to the exclusion of the Holders of Junior Stock ratably among the Holders of the Series A Preferred Stock. “Liquidation Event” shall mean (i) the liquidation, dissolution or winding-up, whether voluntary or involuntary, of the Corporation, (ii) the purchase or redemption by the Corporation of shares of any class of stock or the merger or consolidation of the Corporation with or into any other corporation or corporations unless (a) the Holders of the Series A Preferred Stock receive securities of the surviving corporation having substantially similar rights as the Series A Preferred Stock and the stockholders of the Corporation immediately prior to such transaction are holders of at least a majority of the voting securities of the successor corporation immediately thereafter, elect otherwise or (b) the sale, license or lease of all or substantially all, or any material part of, the Corporation’s assets, unless the Holders of a majority of the shares of Series A Preferred Stock elect otherwise.

(b)           Redemption payments of the outstanding Stated Value of Series A Preferred Stock and accrued dividends shall commence on the sixth month anniversary of the issue of the Series A Preferred Stock and on the same day of each month thereafter (each a “Redemption Date”) until the Stated Value and accrued dividends have been redeemed in full, whether by the payment of cash or by the conversion of such amount into Common Stock.  Subject to Section 4 below, on each Redemption Date, the Corporation shall make payments to the Holder in an amount equal to (i) 8.33% of the initial Stated Value of such Holder’s Series A Preferred Stock, (ii) the entire amount of accrued but unpaid or unconverted dividends on such Series A Preferred Stock as of such Redemption Date, and (iii) all other amounts which are then owing to Holder in connection with Series A Preferred Stock that have not been paid (collectively, the “Monthly Amount”).  Amounts of conversions of Series A Preferred Stock and dividends made by the Holder or Corporation pursuant to this Section 3(b) and Section 4 below shall be applied first against outstanding fees and damages owing to such Holder, then outstanding already payable accrued dividends and then to Stated Value of not yet due Monthly Amounts commencing with the last Monthly Amount payable and thereafter to Monthly Amounts in reverse chronological order.  Any Stated Value, dividends and any other sum payable in connection with the Series A Preferred Stock that remain outstanding on the eighteenth anniversary of the issue date of the Series A Preferred Stock shall be due and payable on the eighteenth anniversary of such issue date.  Subject to the final paragraph of Section 4 below, the Corporation, at Corporation’s election, shall pay the Monthly Amount not later than four (4) business days after each Redemption Date (i) in cash in an amount equal to 110% of the Stated Value component of the Monthly Amount and 100% of all other components of the Monthly Amount, or (ii) in Common Stock at an applied conversion rate equal to the lesser of (A) the Conversion Price (as defined in Section 4(b) hereof), or (B) seventy-five percent (75%) of the average of the closing prices of the Common Stock as reported by Bloomberg L.P. for the Principal Market for the five trading days preceding the relevant Redemption Date.  Contemporaneously with the payment of the Monthly Amount, the Corporation must deliver to Holder supporting calculation for the amount of cash paid or shares of Common Stock delivered.  Elections by the Corporation must be made to all Holders of Series A Preferred Stock in proportion to the relative Stated Value of Series A Preferred Stock held by the Holder and such other Holders and in the same form.  The foregoing notwithstanding, no amount payable hereunder may be paid in shares of Common Stock by the Corporation without the consent of the Holder of Series A Preferred Stock while an Event of Default (as defined in Section 6) (or an event that with the passage of time or the giving of notice could become an Event of Default), exists and is continuing, unless such event is waived in writing by the Holder.  The Corporation must give Holder fifteen (15) trading notice prior to each Redemption Date if the redemption payment will be paid in cash, otherwise such redemption payment will be made by delivery of Common Stock.  The foregoing sentence notwithstanding such redemption payment in stock will be automatically deferred (“Deferred Payment”) unless the Holder gives notice to the Corporation at least five (5) days before a Redemption Date that the Holder will accept payment of such redemption payment in the form of Common Stock.  The Conversion Price of each Deferred Payment will be the lesser of (i) the Conversion Price (as defined in Section 4(b) hereof), or (ii) seventy-five percent (75%) of the average of the closing prices of the Common Stock as reported by Bloomberg L.P. for the Principal Market for the five (5) trading days preceding the date a Notice of Conversion (a form of which is annexed as Exhibit A to this Certificate of Designation) is given by Holder to the Corporation with respect to such Deferred Payment.  Redemptions shall be deemed conversions for all purposes hereunder including but not limited to the delivery requirements of Common Stock and the liquidated and other damages payable in connection with late delivery of Common Stock as described in Sections 4(k), (l) and (m), other sections of this Certificate of Designation, the Subscription Agreement and other Transaction Documents.  Without the consent of the Holder, the Corporation may not pay dividends, a redemption amount or any other sum due to the Holder in connection with the Series A Preferred Stock, with shares of Common Stock at any time an Event of Default, or an event which with the passage of time or giving of notice could become an Event of Default, is pending.

4.           Conversion into Common Stock.  Holders of shares of Series A Preferred Stock shall have the following conversion rights and obligations:

(a)           Subject to the further provisions of this paragraph 4(a) each Holder of Series A Preferred Stock shall have the right at any time commencing after the issuance to the Holder Series A Preferred Stock, to convert such shares, and any other sum owed by the Corporation arising from the Series A Preferred Stock or pursuant to the Subscription Agreement entered into by the Corporation and the Holder or Holder’s predecessor in connection with the issuance of Series A Preferred Stock (each a “Subscription Agreement”) (collectively “Obligation Amount”) into fully paid and non-assessable shares of Common Stock of the Corporation determined in accordance with the applicable “Conversion Price” provided in paragraph 4(b) below (the “Conversion Price”).  All issued or accrued but unpaid dividends may be converted at the election of the Holder simultaneously with the conversion of principal amount of Series A Stated Value, as the case may be, being converted.

(b)           The number of shares of Common Stock issuable upon conversion of the Obligation Amount shall equal (i) the sum of (A) the Series A Stated Value per share being converted, and (B) at the Holder’s election, accrued and unpaid dividends on such share, divided by (ii) the Conversion Price.  The Conversion Price of the Series A Preferred Stock shall be $0.15, subject to adjustment only as described herein.

(c)           Holder will give notice of its decision to exercise its right to convert the Series A Preferred Stock, or part thereof by telecopying an executed and completed Notice of Conversion (a form of which is annexed as Exhibit A to this Certificate of Designation) to the Corporation via confirmed telecopier transmission.  The Holder will not be required to surrender the Series A Preferred Stock certificate until in each case the Series A Preferred Stock has been fully converted.  Each date on which a Notice of Conversion is telecopied to the Corporation in accordance with the provisions hereof shall be deemed a Conversion Date.  The Corporation will itself or cause the Corporation’s transfer agent to transmit the Corporation’s Common Stock certificates representing the Common Stock issuable upon conversion of the Series A Preferred Stock to the Holder via express courier for receipt by such Holder within four (4) business days after receipt by the Corporation of the Notice of Conversion (the “Delivery Date”).  In the event the Common Stock is electronically transferable, then delivery of the Common Stock must be made by electronic transfer provided request for such electronic transfer has been made by the Holder.  A Series A Preferred Stock certificate representing the balance of the Series A Preferred Stock not so converted will be provided by the Corporation to the Holder if requested by Holder, provided the Holder has delivered the original Series A Preferred Stock certificate to the Corporation.  To the extent that a Holder elects not to surrender Series A Preferred Stock for reissuance upon partial payment or conversion, the Holder hereby indemnifies the Corporation against any and all loss or damage attributable to a third-party claim in an amount in excess of the actual amount of the Series A Stated Value then owned by the Holder.

In the case of the exercise of the conversion rights set forth in paragraph 4(a) the conversion privilege shall be deemed to have been exercised and the shares of Common Stock issuable upon such conversion shall be deemed to have been issued upon the date of receipt by the Corporation of the Notice of Conversion.  The person or entity entitled to receive Common Stock issuable upon such conversion shall, on the date such conversion privilege is deemed to have been exercised and thereafter, be treated for all purposes as the recordholder of such Common Stock and shall on the same date cease to be treated for any purpose as the record Holder of such shares of Series A Preferred Stock so converted.

Upon the conversion of any shares of Series A Preferred Stock no adjustment or payment shall be made with respect to such converted shares on account of any dividend on the Common Stock, except that the Holder of such converted shares shall be entitled to be paid any dividends declared on shares of Common Stock after conversion thereof.

The Corporation shall not be required, in connection with any conversion of Series A Preferred Stock, and payment of dividends on Series A Preferred Stock to issue a fraction of a share of its Series A Preferred Stock or Common Stock and may instead deliver a stock certificate representing the next whole number.

The Corporation and Holder may not convert that amount of the Obligation Amount on a Conversion Date in amounts that would result in the Holder having a beneficial ownership of Common Stock which would be in excess of the sum of (i) the number of shares of Common Stock beneficially owned by the Holder and its affiliates on such Conversion Date, and (ii) the number of shares of Common Stock issuable upon the conversion of the Obligation Amount with respect to which the determination of this proviso is being made on such Conversion Date, which would result in beneficial ownership by the Holder and its affiliates of more than 4.99% of the outstanding shares of Common Stock of the Corporation.  For the purposes of the proviso to the immediately preceding sentence, beneficial ownership shall be determined in accordance with Section 13(d) of the Securities Exchange Act of 1934, as amended, and Regulation 13d-3 thereunder.  Subject to the foregoing, the Holder shall not be limited to successive exercises which would result in the aggregate issuance of more than 4.99%.  The Holder may revoke the conversion limitation described in this Paragraph, in whole or in part, upon 61 days prior notice to the Corporation.  The Holder may allocate which of the equity of the Corporation deemed beneficially owned by the Holder shall be included in the 4.99% amount described above and which shall be allocated to the excess above 4.99%.  The Holder may waive the conversion limitation described in this Section in whole or in part, upon and effective after 61 days prior written notice to the Company to increase such percentage to up to 9.99%.

(d)           The Conversion Price determined pursuant to Paragraph 4(b) shall be subject to adjustment from time to time as follows:

(i)           In case the Corporation shall at any time (A) declare any dividend or distribution on its Common Stock or other securities of the Corporation other than the Series A Preferred Stock, (B) split or subdivide the outstanding Common Stock, (C) combine the outstanding Common Stock into a smaller number of shares, or (D) issue by reclassification of its Common Stock any shares or other securities of the Corporation, then in each such event the Conversion Price shall be adjusted proportionately so that the Holders of Series A Preferred Stock shall be entitled to receive the kind and number of shares or other securities of the Corporation which such Holders would have owned or have been entitled to receive after the happening of any of the events described above had such shares of Series A Preferred Stock been converted immediately prior to the happening of such event (or any record date with respect thereto).  Such adjustment shall be made whenever any of the events listed above shall occur.  An adjustment made to the Conversion Price pursuant to this paragraph 4(d)(i) shall become effective immediately after the effective date of the event.

(ii)           Until no share of Series A Preferred Stock is outstanding, , other than in the case of an “Excepted Issuance” (as defined in Section 12(a) of the Subscription Agreement), if the Corporation issues shares of Common Stock or securities convertible into or exchangeable or exercisable for Common Stock, for a consideration at a price per share, or having a conversion, exchange or exercise price per share less than the Conversion Price of the Series A Preferred Stock immediately in effect prior to such sale or issuance, then immediately prior to such sale or issuance the Conversion Price of the Series A Preferred Stock shall be reduced to such other lower price.   For  purposes of this adjustment, the issuance of any security carrying the right to convert such security directly or indirectly into shares of Common Stock or of any warrant, right or option to purchase Common Stock shall result in an adjustment to the Conversion Price upon the issuance of the above-described security and again upon the issuance of shares of Common Stock upon exercise of such conversion or purchase rights if such issuance is at a price lower than the then applicable Conversion Price.  Common Stock issued or issuable by the Company for no consideration or for consideration that cannot be determined at the time of issue will be deemed issuable or to have been issued for $0.001 per share of Common Stock.  The reduction of the Conversion Price described in this paragraph is in addition to other rights of the Holder described in this Certificate of Designation and the Subscription Agreement.

(e)           (1)           In case of any merger of the Corporation with or into any other corporation (other than a merger in which the Corporation is the surviving or continuing corporation and which does not result in any reclassification, conversion, or change of the outstanding shares of Common Stock) then unless the right to convert shares of Series A Preferred Stock shall have terminated as part of such merger, lawful provision shall be made so that Holders of Series A Preferred Stock shall thereafter have the right to convert each share of Series A Preferred Stock into the kind and amount of shares of stock and/or other securities or property receivable upon such merger by a Holder of the number of shares of Common Stock into which such shares of Series A Preferred Stock might have been converted immediately prior to such consolidation or merger.  Such provision shall also provide for adjustments which shall be as nearly equivalent as may be practicable to the adjustments provided for in sub-paragraph (d) of this paragraph 4.  The foregoing provisions of this paragraph 4(e) shall similarly apply to successive mergers.

(i)           In case of any sale or conveyance to another person or entity of the property of the Corporation as an entirety, or substantially as an entirety, in connection with which shares or other securities or cash or other property shall be issuable, distributable, payable, or deliverable for outstanding shares of Common Stock, then, unless the right to convert such shares shall have terminated, lawful provision shall be made so that the Holders of Series A Preferred Stock shall thereafter have the right to convert each share of the Series A Preferred Stock into the kind and amount of shares of stock or other securities or property that shall be issuable, distributable, payable, or deliverable upon such sale or conveyance with respect to each share of Common Stock immediately prior to such conveyance.

(f)           Whenever the number of shares to be issued upon conversion of the Series A Preferred Stock is required to be adjusted as provided in this paragraph 4(f), the Corporation shall forthwith compute the adjusted number of shares to be so issued and prepare a certificate setting forth such adjusted conversion amount and the facts upon which such adjustment is based, and such certificate shall forthwith be filed with the Transfer Agent for the Series A Preferred Stock and the Common Stock; and the Corporation shall mail to each Holder of record of Series A Preferred Stock notice of such adjusted conversion price not later than the first business day after the event, giving rise to the adjustment.

(g)           In case at any time the Corporation shall propose:

(i)           to pay any dividend or distribution payable in shares upon its Common Stock or make any distribution (other than cash dividends) to the Holders of its Common Stock; or

(ii)           to offer for subscription to the Holders of its Common Stock any additional shares of any class or any other rights; or

(iii)           any capital reorganization or reclassification of its shares or the merger of the Corporation with another corporation (other than a merger in which the Corporation is the surviving or continuing corporation and which does not result in any reclassification, conversion, or change of the outstanding shares of Common Stock); or

(iv)           the voluntary dissolution, liquidation or winding-up of the Corporation;

then, and in any one or more of said cases, the Corporation shall cause at least fifteen (15) days prior notice of the date on which (A) the books of the Corporation shall close or a record be taken for such stock dividend, distribution, or subscription rights, or (B) such capital reorganization, reclassification, merger, dissolution, liquidation or winding-up shall take place, as the case may be, to be mailed to the Holders of record of the Series A Preferred Stock.

(h)           For so long as any shares of Series A Preferred Stock or any Obligation Amount shall remain outstanding and the Holders thereof shall have the right to convert the same in accordance with provisions of this paragraph 4(h), the Corporation shall from March 31, 2009 and at all times thereafter, reserve from the authorized and unissued shares of its Common Stock 125% of the number of shares of Common Stock that would be necessary to allow the conversion of the entire Obligation Amount.

(i)           The term “Common Stock” as used in this Certificate of Designation shall mean the $.001 par value Common Stock of the Corporation as such stock is constituted at the date of issuance thereof or as it may from time to time be changed, or shares of stock of any class or other securities and/or property into which the shares of the Series A Preferred Stock shall at any time become convertible pursuant to the provisions of this paragraph 4(i).

(j)           The Corporation shall pay the amount of any and all issue taxes (but not income taxes) which may be imposed in respect of any issue or delivery of stock upon the conversion of any shares of Series A Preferred Stock, but all transfer taxes and income taxes that may be payable in respect of any change of ownership of Series A Preferred Stock or any rights represented thereby or of stock receivable upon conversion thereof shall be paid by the person or persons surrendering such stock for conversion.

(k)           In the event a Holder shall elect to convert any shares of Series A Preferred Stock as provided herein, the Corporation may not refuse conversion based on any claim that such Holder or any one associated or affiliated with such Holder has been engaged in any violation of law, or for any other reason unless, an injunction from a court, on notice, restraining and or enjoining conversion of all or part of said shares of Series A Preferred Stock shall have been sought and obtained by the Corporation or at the Corporation’s request or with the Corporation’s assistance and the Corporation posts a surety bond for the benefit of such Holder equal to 120% of the Obligation Amount sought to be converted, which is subject to the injunction, which bond shall remain in effect until the completion of arbitration/litigation of the dispute and the proceeds of which shall be payable to such Holder in the event it obtains judgment.

(l)           In addition to any other rights available to the Holder, if the Corporation fails to deliver to the Holder such certificate or certificates pursuant to Section 4(c) by the Delivery Date and if within seven (7) business days after the Delivery Date the Holder or a broker on behalf of the Holder purchases (in an open market transaction or otherwise) shares of Common Stock to deliver in satisfaction of a sale by such Holder of the Common Stock which the Holder anticipated receiving upon such conversion (a “Buy-In”), then the Corporation shall pay in cash to the Holder (in addition to any remedies available to or elected by the Holder) within five (5) business days after written notice from the Holder, the amount by which (A) the Holder’s total purchase price (including brokerage commissions, if any) for the shares of Common Stock so purchased exceeds (B) the aggregate Stated Value of the shares of Series A Preferred Stock for which such conversion was not timely honored, together with interest thereon at a rate of 15% per annum, accruing until such amount and any accrued interest thereon is paid in full (which amount shall be paid as liquidated damages and not as a penalty). The Holder shall provide the Corporation written notice indicating the amounts payable to the Holder in respect of the Buy-In.

(m)           The Corporation understands that a delay in the delivery of Common Stock upon conversion of Series A Preferred Stock in the form required pursuant to this Certificate of Designation and the applicable Subscription Agreement after the Delivery Date could result in economic loss to the Holder.  As compensation to the Holder for such loss, the Corporation agrees to pay (as liquidated damages and not as a penalty) to the Holder for such late issuance of Common Stock upon Conversion of the Series A Preferred Stock in the amount of $100 per business day after the Delivery Date for each $10,000 of Obligation Amount being converted of the corresponding Common stock which is not timely delivered.  The Corporation shall pay any payments incurred under this section in immediately available funds upon demand.  Furthermore, in addition to any other remedies which may be available to the Holder, in the event that the Corporation fails for any reason to effect delivery of the Common Stock by the Delivery Date, the Holder will be entitled to revoke all or part of the relevant Notice of Conversion or rescind all by delivery of a notice to such effect to the Corporation whereupon the Corporation and the Holder shall each be restored to their respective positions immediately prior to the delivery of such notice, except that the liquidated damages described above shall be payable through the date notice of revocation is given to the Corporation.

5.           Voting Rights.   The Holders of shares of Series A Preferred Stock shall not vote together with the holders of the Common Stock on an as converted basis, provided, however, that the consent of the holders of at least sixty-six and two-thirds percent (66-2/3%) of the shares of the Series A Preferred Stock, voting as a separate class, shall be required for the following actions:

(a)           amending the Corporation’s certificate of incorporation or by-laws if such amendment would adversely affect the Series A Preferred Stock, including without limitation:

(i)           changing the relative seniority rights of the holders of the Series A Preferred Stock as to the payment of dividends in relation to the holders of any other capital stock of the Corporation, or create any other class or series of capital stock entitled to seniority as to the payment of dividends in relation to the holders of Series A Preferred Stock;

(ii)           reducing the amount payable to the holders of Series A Preferred Stock upon the voluntary or involuntary liquidation, dissolution or winding up of the Corporation, or change the relative seniority of the liquidation preferences of the holders of Series A Preferred Stock to the rights upon liquidation of the holders of other capital stock of the Corporation, or change the dividend rights of the holders of Series A Preferred Stock;

(iii)           canceling or modifying the conversion rights of the holders of Series A Preferred Stock provided for in Section D herein; or

(iv)           canceling or modifying the rights of the holders of the Series A Preferred Stock provided for in this Section 5.

(v)           changing the authorized number of shares of Series A Preferred Stock.

(b)           purchasing any of the Corporation’s securities other than required redemptions of Series A Preferred Stock and repurchase under restricted stock and option agreements authorizing the Corporation’s employees (as permitted herein);

(c)           effecting a Liquidation Event;

(d)           declaring or paying any dividends other than in respect of the Series A Preferred Stock; and

(e)           issuing any additional securities having rights senior to or on parity with the Series A Preferred Stock;

6.           Dividends and Events of Default.  Prior to the occurrence of an Event of Default (as defined below), the dividend rate shall be 10% per year.  For so long as the Series A Preferred Stock is outstanding, unless waived in writing by Holders of sixty-six and two-thirds percent (66-2/3%) of the Series A Preferred Stock then outstanding, the occurrence of any of the following events of default (each, an “Event of Default”) shall, until such Event of Default has been cured, cause the dividend rate to become 15% from and after the occurrence of such event with respect to the Series A Preferred Stock:

(a)           The Corporation fails to timely pay any redemption amount, dividend payment or the failure to timely pay any other sum of money due to a Holder of Series A Preferred Stock from the Corporation and such failure continues for a period of five (5) business days after the due date.

(b)           The Corporation breaches any material covenant or other material term or condition of this Certificate of Designations or any other Transaction Document in any material respect and such breach, if subject to cure, continues for a period of ten (10) business days after written notice to the Corporation from the Holder.

(c)           Any material representation or warranty of the Corporation made herein, in any Transaction Document, or in any agreement, statement or certificate given in writing pursuant hereto or in connection herewith or therewith shall be false or misleading in any material respect as of the date made and as of the Closing Date.

(d)           The Corporation or any Subsidiary of the Corporation shall make an assignment for the benefit of creditors, or apply for or consent to the appointment of a receiver or trustee for them or for a substantial part of their property or business; or such a receiver or trustee shall otherwise be appointed.

(e)           Any money judgment, writ or similar final process shall be entered or filed against the Corporation or any subsidiary of the Corporation or any of their property or other assets for more than $500,000, and shall remain unpaid, unvacated, unbonded or unstayed for a period of forty-five (45) days.

(f)           A default by the Corporation or any Subsidiary under any one or more obligations in an aggregate monetary amount in excess of two hundred thousand dollars ($200,000.00) for more than twenty days after the due date and any applicable grace period, unless the Corporation or Subsidiary is contesting the validity of such obligation in good faith.

(g)           Bankruptcy, insolvency, reorganization or liquidation proceedings or other proceedings or relief under any bankruptcy law or any law, or the issuance of any notice in relation to such event, for the relief of debtors shall be instituted by or against the Corporation or any Subsidiary of Borrower and if instituted against them are not dismissed within sixty (60) days of initiation.

(h)           Failure of the Common Stock to be quoted or listed on the OTC Bulletin Board (“Bulletin Board”) or other Principal Market; failure to comply with the requirements for continued listing on the Bulletin Board for a period of 15 consecutive trading days.

(i)           An SEC or judicial stop trade order or Principal Market trading suspension with respect to the Common Stock that lasts for five or more consecutive trading days.

(j)           The Corporation failure to timely deliver Common Stock to the Holder pursuant to and in the form required by this Certificate of Designations and Sections 7 and 11 of the Subscription Agreement, and, if required, a replacement Series A Preferred Stock certificate, within 5 business days following the required delivery date.

(k)           The Corporation effectuates a reverse split of its Common Stock without twenty days prior written notice to the Holder.

(l)           A material restatement by the Corporation of any prior financial statements included in any of the Reports.

(m)           A default by the Corporation of a material term, covenant, warranty or undertaking of any Transaction Document including but not limited to the Transaction Documents of the Initial Investment or other agreement to which the Corporation and Holder are parties, or the occurrence of a material event of default under any such other agreement which is not cured after any required notice and/or cure period.

(n)           The failure by the Corporation to have reserved for issuance upon conversion of the Series A Preferred Stock the number of shares of Common Stock as required in Paragraph 4(h) and the Subscription Agreement.

7.           Acceleration.  After the occurrence of an Event of Default that is not cured during any applicable cure period, subject to the final paragraph of Section 4 above, the Holder may accelerate the redemption of all of some of the Series A Preferred Stock, dividends and any other amounts payable in connection with the Series A Preferred Stock to the next or any other Redemption Date.

8.           Status of Converted or Redeemed Stock.  In case any shares of Series A Preferred Stock shall be redeemed or otherwise repurchased or reacquired, the shares so redeemed, converted, or reacquired shall resume the status of authorized but unissued shares of Series A Preferred Stock, and shall no longer be designated as Series A Preferred Stock.

9.           Amendments.  This Certificate of Designations may only be amended with the written consent of the holders of more than sixty-five percent (65%) of the outstanding Designated Preferred Stock and the vote or action of any other party or class entitled to vote or act thereon.

IN WITNESS WHEREOF, the Corporation has caused this Certificate be duly executed by its undersigned officer thereunto duly authorized, this ____ day of _________, 2008.

                      IDO SECURITY, INC.

                      By:______________________________________

EXHIBIT A

NOTICE OF CONVERSION

(To Be Executed By the Registered Holder in Order to Convert Series A Preferred Stock of IDO Security Inc.)

The undersigned hereby irrevocably elects to convert $______________ of the Stated Value of the above Series A Preferred Stock into shares of Common Stock of IDO Security Inc. (the “Corporation”) according to the conditions hereof, as of the date written below.

Date of Conversion:

Applicable Conversion Price Per Share:

Number of Common Shares Issuable Upon This Conversion:

Select one:

☐  A Series A Convertible Preferred Stock certificate is being delivered herewith.  The unconverted portion of such certificate should be reissued and delivered to the undersigned.

☐  A Series A Convertible Preferred Stock certificate is not being delivered to IDO Security Inc.

Signature:

Print Name:

Address:

Deliveries Pursuant to this Notice of Conversion Should Be Made to: